Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

T            (310) 279 5980

W      www.pondel.com

Investor Relations

Strategic Public Relations

NEWS RELEASE	CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2021 THIRD QUARTER FINANCIAL RESULTS

-- Record Third Quarter Net Sales Rise 13.2 Percent to $1.41 Billion --

-- Company Addressing Increased Costs, some of which are likely to be Transitory,

through Reductions in Promotions and other Pricing Actions --

Corona, CA – November 4, 2021 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2021, including an update on the impact of the COVID-19 pandemic.

Despite the ongoing impact of the COVID-19 pandemic, the Company achieved record third quarter net sales.

During the 2021 third quarter, the Company procured additional quantities of aluminum cans from suppliers in the United States, South America and Asia in response to increased consumer demand. However, the Company continued to experience shortages in its aluminum can requirements in the United States and EMEA during the 2021 third quarter.

In addition, the Company continued to experience additional supply chain challenges, including, freight inefficiencies, trucking availability, shortages of shipping containers, port of entry congestion, insufficient co-packing capacity and delays in the receipt of certain ingredients, in the United States and EMEA. As a result, the Company was not able to fully satisfy increased demand for its products in these regions in the 2021 third quarter.

During the 2021 third quarter, the Company continued to experience increased aluminum can costs, attributable to higher aluminum commodity pricing as well as the costs of importing aluminum cans. In addition, the Company experienced increased ingredient and other input costs, including shipping and freight, labor, trucking, fuel, co-packing fees, secondary packaging materials and increased outbound freight costs, which resulted in increased costs of sales and increased operating costs, in the 2021 third quarter.

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As of September 30, 2021, the Company had $1.71 billion in cash and cash equivalents, $1.22 billion in short-term investments and $28.3 million in long-term investments. Based on currently available information, the Company does not expect the COVID-19 pandemic to have a material impact on its liquidity.

Third Quarter Results

Net sales for the 2021 third quarter increased 13.2 percent to $1.41 billion from $1.25 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2021 third quarter of $16.4 million.

Net sales for the Company’s Monster Energy® Drinks segment which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and True NorthTM Pure Energy Seltzers, increased 14.3 percent to $1.33 billion for the 2021 third quarter, from $1.16 billion for the 2020 third quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $15.4 million for the 2021 third quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 0.2 percent to $74.4 million for the 2021 third quarter, from $74.3 million in the 2020 third quarter. Shortages of NOS® concentrate negatively impacted net sales for the 2021 third quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $1.0 million for the 2021 third quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), decreased to $6.3 million for the 2021 third quarter, from $8.6 million in the 2020 third quarter.

Net sales to customers outside the United States increased 18.7 percent to $527.4 million in the 2021 third quarter, from $444.5 million in the 2020 third quarter. Such sales were approximately 37 percent of total net sales in the 2021 third quarter, compared with 36 percent in the 2020 third quarter.

Gross profit, as a percentage of net sales, for the 2021 third quarter was 55.9 percent, compared with 59.1 percent in the 2020 third quarter. The decrease in gross profit as a percentage of net sales for the 2021 third quarter was primarily the result of increased aluminum can costs, attributable to higher aluminum commodity pricing, as well as the cost of importing aluminum cans, logistical costs and geographical sales mix.

Operating expenses for the 2021 third quarter were $344.7 million, compared with $277.9 million in the 2020 third quarter. The increase in operating expenses was primarily due to increased out-bound freight and warehouse costs, increased expenditures for sponsorships and endorsements, increased expenditures for other marketing activities, including social media and digital marketing and increased payroll costs. Operating expenses for the 2021 third quarter also included increased expenditures of $5.3 million for distributor terminations.

Operating expenses as a percentage of net sales for the 2021 third quarter were 24.4 percent, compared with 22.3 percent in the 2020 third quarter. Operating expenses as a percentage of net sales for the 2019 third quarter (pre COVID-19) were 24.5 percent.

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Distribution costs as a percentage of net sales were 4.6 percent for the 2021 third quarter, compared with 3.5 percent in the 2020 third quarter.

Selling expenses as a percentage of net sales for the 2021 third quarter were 9.7 percent, compared with 8.8 percent in the 2020 third quarter.

General and administrative expenses for the 2021 third quarter were $142.6 million, or 10.1 percent of net sales, compared with $125.4 million, or 10.1 percent of net sales, for the 2020 third quarter. Stock-based compensation was $16.7 million for the third quarter of 2021, compared with $19.5 million in the 2020 third quarter.

Operating income for the 2021 third quarter decreased to $444.5 million, from $458.6 million in the 2020 third quarter.

The effective tax rate for the 2021 third quarter was 23.7 percent, compared with 23.4 percent in the 2020 third quarter.

Net income for the 2021 third quarter decreased 3.0 percent to $337.2 million, from $347.7 million in the 2020 third quarter. Net income per diluted share for the 2021 third quarter decreased 3.5 percent to $0.63, from $0.65 in the third quarter of 2020.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “We are pleased to report record sales for the third quarter, despite the ongoing impact of the COVID-19 pandemic.

“The energy drink category, and in particular our Monster Energy® brand, continues to demonstrate resilience and growth in most of our markets.

“In the third quarter of 2021, we expanded distribution of our brands in certain international markets. In the United States, we launched our line of True North™ Pure Energy Seltzer in August 2021 and are currently in the process of launching our Monster® (stylized) Reserve line to the retail trade,” Sacks added.

Vice Chairman and Co-Chief Executive Officer Hilton H. Schlosberg said: “We continued to face headwinds in keeping up with demand in the United States and in EMEA in the third quarter, largely as a result of a shortage in aluminum cans, the availability of co-packing capacity and procurement challenges in other inputs. Aluminum cans in excess of our contracted volumes are entering our supply chain from the United States, South America and Asia, in order to meet the increased consumer demand. The shortage of shipping containers, and global port congestion continue to impact our operations. We have entered into supply agreements with two new aluminum can suppliers in the United States, with deliveries commencing from October and December, respectively.

“We are experiencing increased costs in our operations, including aluminum, shipping, freight and other inputs, some of which are likely to be transitory. We will continue to implement measures to mitigate such increased costs through reductions in promotions and other pricing actions in the United States and in EMEA,” Schlosberg added.

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2021 Nine-Months Results

Net sales for the nine-months ended September 30, 2021 increased 21.0 percent to $4.12 billion, from $3.40 billion in the comparable period last year.  Net changes in foreign currency exchange rates had a favorable impact on net sales for the nine-months ended September 30, 2021 of $64.3 million.

Gross profit, as a percentage of net sales, for the nine-months ended September 30, 2021 was 56.9 percent, compared with 59.8 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2021 were $956.3 million, compared with $802.3 million in the comparable period last year.

Operating income for the nine-months ended September 30, 2021 increased to $1.38 billion, from $1.23 billion in the comparable period last year.

The effective tax rate was 23.6 percent for the nine-months ended September 30, 2021, compared with 23.5 percent in the comparable period last year.

Net income for the nine-months ended September 30, 2021 increased 12.6 percent to $1.06 billion, from $937.9 million in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2021 increased 12.5 percent to $1.97, from $1.75 in the comparable period last year.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2021 third quarter. As of November 4, 2021, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, November 4, 2021, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Rehab® Monster™ non-carbonated energy drinks, Monster Hydro® Energy Water™ non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Muscle Monster® non-carbonated energy shakes, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, True North™ Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power

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Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic, including the new variants, as well as measures being taken or that may be taken in the future by governments, and consequently, businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the impact on consumer demand of the resurgence of the COVID-19 pandemic, including new variants, in many of the countries and territories in which we operate resulting in a number of countries, reinstituting lockdowns and other restrictions; the impact of vaccine mandates on our business and supply chain, including our ability to recruit and/or retain employees, and disruptions in the business of our co-packers, bottlers/distributors and/or suppliers; fluctuations in growth rates and/or decline in sales of the domestic and international energy drink categories generally, including in the convenience and gas channel (which is our largest channel), and the impact on demand for products resulting from deteriorating economic conditions and/or financial uncertainties due to the COVID-19 pandemic; our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel® high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; our ability to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy drinks and/or the energy drink market generally; changes in U.S. tax laws as a result of any legislation proposed by

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the current U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2020, and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2021	2020	2021	2020
Net sales[1]	$1,410,557	$1,246,362	$4,116,308	$3,402,355

Cost of sales	621,399	509,831	1,775,375	1,369,160

Gross profit[1]	789,158	736,531	2,340,933	2,033,195
Gross profit as a percentage of net sales	55.9%	59.1%	56.9%	59.8%

Operating expenses	344,694	277,930	956,346	802,343
Operating expenses as a percentage of net sales	24.4%	22.3%	23.2%	23.6%

Operating income[1]	444,464	458,601	1,384,587	1,230,852
Operating income as a percentage of net sales	31.5%	36.8%	33.6%	36.2%

Interest and other expense, net	2,290	4,568	2,179	5,491

Income before provision for income taxes[1]	442,174	454,033	1,382,408	1,225,361

Provision for income taxes	104,969	106,379	326,247	287,503
Income taxes as a percentage of income before taxes	23.7%	23.4%	23.6%	23.5%

Net income	$337,205	$347,654	$1,056,161	$937,858
Net income as a percentage of net sales	23.9%	27.9%	25.7%	27.6%

Net income per common share:
Basic	$0.64	$0.66	$2.00	$1.77
Diluted	$0.63	$0.65	$1.97	$1.75

Weighted average number of shares of common stock and common stock equivalents:
Basic	528,997	527,637	528,618	530,194
Diluted	535,915	533,263	535,554	535,011

Case sales (in thousands) (in 192-ounce case equivalents)	159,975	139,922	459,991	372,481
Average net sales per case[2]	$8.78	$8.85	$8.91	$9.08

1Includes $10.4 million and $10.5 million for the three-months ended September 30, 2021 and 2020, respectively, related to the recognition of deferred revenue. Includes $31.3 million and $31.6 million for the nine-months ended September 30, 2021 and 2020, respectively, related to the recognition of deferred revenue.

2Excludes certain Other segment net sales of $6.3 million and $8.6 million for the three-months ended September 30, 2021 and 2020, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes certain Other segment net sales of $20.0 million and $20.4 million for the nine-months ended September 30, 2021 and 2020, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,712,671	$1,180,413
Short-term investments	1,224,066	881,354
Accounts receivable, net	849,157	666,012
Inventories	471,553	333,085
Prepaid expenses and other current assets	95,607	55,358
Prepaid income taxes	30,619	24,733
Total current assets	4,383,673	3,140,955

INVESTMENTS	28,255	44,291
PROPERTY AND EQUIPMENT, net	309,574	314,656
DEFERRED INCOME TAXES, net	241,297	241,650
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,066,083	1,059,046
OTHER ASSETS	88,883	70,475
Total Assets	$7,449,408	$6,202,716

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$396,229	$296,800
Accrued liabilities	180,719	142,653
Accrued promotional allowances	232,394	186,658
Deferred revenue	45,278	45,429
Accrued compensation	54,507	55,015
Income taxes payable	23,113	23,433
Total current liabilities	932,240	749,988

DEFERRED REVENUE	245,621	264,436

OTHER LIABILITIES	26,550	27,432

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 639,851 shares issued and 529,132 shares outstanding as of September 30, 2021; 638,662 shares issued and 528,097 shares outstanding as of December 31, 2020	3,199	3,193
Additional paid-in capital	4,626,299	4,537,982
Retained earnings	7,488,235	6,432,074
Accumulated other comprehensive (loss) income	(43,495)	3,034
Common stock in treasury, at cost; 110,719 and 110,565 shares as of September 30, 2021 and December 31, 2020, respectively	(5,829,241)	(5,815,423)
Total stockholders' equity	6,244,997	5,160,860
Total Liabilities and Stockholders’ Equity	$7,449,408	$6,202,716